TEST BURN AGREEMENT

THIS TEST BURN AGREEMENT (the “Agreement”) is entered into this ____ day of May 2007 (the “Effective Date”) by and between H2DIESEL, INC. (the “Supplier”), a Delaware corporation with its primary place of business at 11111 Katy Freeway, Houston Texas and Dynegy Oakland, LLC (the “Owner”) a Delaware limited liability company (each a “Party”) and collectively, the “Parties”).

WHEREAS, Owner owns a combustion turbine power plant in Oakland, California (the “Plant”); and

WHEREAS, Owner has an interest in exploring the technical and commercial viability of applying renewable fuel technology at the Plant; and

WHEREAS, the Supplier is a manufacturer of certain renewable fuels called “Bioemulsion”; and

WHEREAS, Supplier has an interest in demonstrating the capabilities of its Bioemulsion in utility scale gas turbine applications; and

WHEREAS, the Parties both desire to conduct Bioemulsion testing (the “Testing”) at the Plant in 2007.

NOW, THEREFORE, in consideration of the mutual promises set forth below and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1:

Bioemulsion Testing

1.1     Testing. Owner and Supplier agree to burn Supplier’s Bioemulsion provided by Supplier, at the Plant in accordance with this Agreement and the Test Protocol (as defined below). The Parties contemplate conducting full and partial load test burns trial that may consume approximately 10,000 gallons of Supplier’s Bioemulsion. The exact quantity of Supplier’s Bioemulsion needed for the Testing shall be determined by the Parties.

1.2     Additional Testing. The Parties may, by mutual written agreement, agree to conduct additional tests using Supplier’s Bioemulsion and such additional tests shall be performed in accordance with, and governed by, this Agreement.

SECTION 2:

Rights, Duties and Obligations of the Parties Before Testing Commences

2.1     Owner Pre-Test Rights, Duties and Obligations. Prior to the commencement of any Testing:

(a) Baseline Data. The Owner will provide to the Supplier historical emissions and other operating data for the Plant collected when firing distillate fuel oil equivalent to the data being gathered in the Testing (the “Baseline Data”). The Baseline Data shall at all times be subject to the terms of this Agreement, including, without limitation, the terms of Section 5.

(b) Test Protocol. Owner shall, at its sole cost and expense, develop a test protocol applicable to the Testing (the “Test Protocol”). In the Test Protocol Owner shall specify which of the Plant’s CTs will be used for the Testing.

(c) Permits. Owner shall obtain, at its sole cost and expense, all federal, state and local permits and approvals required in connection with this Agreement, the Test Protocol and the Testing. If requested by Owner, the Supplier will accompany and assist Owner in discussions regarding the Testing with regulatory agencies and/or public officials.

(d) Turbine Connection Facilities. Owner shall, at its sole cost and expense, provide a connection suitable for the Supplier to connect the Supplier’s Bioemulsion delivery and storage truck to the CT fuel delivery system (the “CT Connection Facilities”). Unless otherwise agreed by the Parties, the Owner shall provide hoses and connections that will connect to a standard 3” cam lock truck fitting on the Supplier’s delivery and storage truck.

(e) Engage Environmental Testing Firm. Owner shall engage an environmental testing firm to conduct air-emissions testing and analyze the Testing (“Emissions Testing”). The Parties shall jointly develop a scope of work for the Emissions Testing. All costs of the Emissions Testing shall be divided evenly between the Parties; provided, that the total costs payable for the Emissions Testing shall not exceed $300,000. Upon receipt of the final report of the results of the Emissions Testing, Owner shall provide the Supplier with a copy of such report. Supplier shall pay its portion of the Emissions Testing costs within thirty (30) days after it has received the Emissions Testing results from Owner. The results of the Emissions Testing and each portion of the report describing such results shall be subject to the terms of this Agreement, including, without limitation, the terms of Section 5.

2.2     Supplier Pre-Test Rights, Duties and Obligations. Prior to the commencement of any Testing:

(a) Permits. The Supplier shall obtain, at its sole cost and expense, all federal, state and local permits and approvals required in connection with the production and transport of Supplier’s Bioemulsion to and from the Plant.

(b) Review Test Protocol. The Supplier shall review the Test Protocol prior to its completion and provide Owner with comments and suggested changes.

(c) Supplemental Disclosures. If not included in the Disclosure Materials (as defined below) delivered to Owner within thirty (30) days of the Effective Date in accordance with Section 4.1(a), as to each blend of Supplier’s Bioemulsion tested under this Agreement or brought onto the Plant site the Supplier shall deliver to Owner no fewer than seven (7) days before the arrival of such Bioemulsion at the Plant true, correct and complete copies of the following items: the MSDS Sheet, quality specifications, special handling instructions, any information related to worker safety in connection with such blend, applicable information related to the environment, health and safety, the results of other testing, and such other materials and information available to the Supplier that may be relevant to the Testing (collectively, the “Disclosure Materials”).

SECTION 3:

Bioemulsion Testing

3.1     Owner Test Rights, Duties and Obligations: Owner shall have the following rights, duties and obligations related to the Testing:

(a) Notification of Fuel Quantity and Required Delivery Date. Owner shall provide the Supplier written notice thirty (30) days in advance of the Testing date (the “Notice”) of (a) the expected quantity of Supplier’s Bioemulsion needed for the Testing, and (b) the Testing date(s).

(b) Revenue and Loss from Sale of Electricity Generated with Supplier’s Bioemulsion. Owner shall be entitled to all revenue, receipts and profits from sales of electricity generated during the Testing, and Supplier acknowledges that it has no right, title or interest in any such revenue, receipts and profits. Moreover, if revenue from the sale of electricity generated during the Testing is less than the cost of production, Owner shall not hold the Supplier responsible for any portion of such cost of production other than the supply of Supplier’s Bioemulsion, as provided in Section 3.2(a).

(c) Personnel. Owner shall provide operating personnel and personnel to conduct emission data collection during all Testing.

(d) Right to Stop Testing; Cost Reimbursement. At any time before commencement of any Testing Owner may, in its sole discretion, elect not to conduct such Testing. If Owner elects not to conduct Testing after providing the Notice required by Section 3.1(a), Owner shall reimburse Supplier for all out of pocket costs associated with producing, transporting, and disposing of the amount of Bioemulsion stated in the Notice. After commencement of and during any Testing, Owner may, in its sole discretion, elect to terminate such Testing immediately and Owner shall not be responsible for reimbursing any of Supplier’s out of pocket costs associated with producing, transporting, and disposing of the Bioemulsion required for such terminated Testing.

2.3     Supplier Test Rights, Duties and Obligations: The Supplier shall have the following rights, duties and obligations related to the Testing.

(a) Supply Bioemulsion. The Supplier shall, at its sole cost and expense, produce, provide and deliver to the Plant the Supplier’s Bioemulsion necessary for the Testing. All of Supplier’s Bioemulsion provided to Owner for use in the testing shall meet the specification set forth in Exhibit A.

(b) Delivery Vehicle. The Supplier understands and agrees that it shall provide the delivery vehicle used to transport Supplier’s Bioemulsion to the Plant and that such vehicle shall be used as and for on-site storage of Supplier’s Bioemulsion. The Supplier shall remove all Bioemulsion delivery/storage vehicles from the Plant (together with any remaining Supplier’s Bioemulsion) within fourteen (14) days of Owner’s request.

(c) Rights to be Present During Testing. The Supplier may have representatives present during the Testing provided such representatives adhere to all applicable Owner safety programs and Plant on-site rules and regulations that are made known to the Supplier in advance.

SECTION 4:

Representations and Warranties

4.1     Supplier Representations and Warranties. The Supplier hereby represents and warrants to Owner:

(a) Disclosure Materials. For each blend of Supplier’s Bioemulsion that the Parties contemplate testing under this Agreement, the Supplier will provide within thirty (30) days of the Effective Date true, correct and complete copies of the Disclosure Materials.

(b) Clear Title to Bioemulsion Supplied. The Supplier has full, clear, and unrestricted title to all Bioemulsion to be furnished by the Supplier in the performance of this Agreement, free and clear of any and all liens, restrictions, reservations, security interests, and encumbrances. All Bioemulsion furnished by the Supplier shall become the property of Owner upon the transfer of such Bioemulsion at the CT Connection Facilities. Any Bioemulsion brought to the Plant for Testing and not used shall be retained by Supplier and remove from the Plant site as provided in Section 3.2(b).

(c) Intellectual Property. To the Supplier’s knowledge, any Bioemulsion, apparatus, process, technology, know-how and the like used by the Supplier or delivered to Owner pursuant to or in connection with this Agreement does not and will not violate or infringe any copyright, trademark, service mark, patent or invention, trade secret or other intellectual property or proprietary right of any third party. The Supplier shall pay all royalties and license fees which may be payable to third parties on account of the sale or use of the Bioemulsion or in connection with any such apparatus, process, technology, know-how or the like used by the Supplier or delivered to Owner pursuant to or in connection with this Agreement.

(d) Agreement Duly Authorized, Executed and Delivered. This Agreement has been duly and validly authorized, executed and delivered by the Supplier. This Agreement constitutes the legal, valid and binding obligation of the Supplier enforceable against the Supplier in accordance with its terms, except as limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Consents and Approvals. Neither the execution and delivery by Supplier of this Agreement, nor the performance by Supplier of its obligations hereunder require the consent, approval or authorization of, the giving of notice to, or the filing, registration, qualification, licensure, permitting or taking of any other action with, any federal, state, or foreign government authority or agency that will not be obtained or done prior to commencement of any Testing hereunder.

4.2     Owner Representations and Warranties. Owner hereby represents and warrants to the Supplier:

(a) Agreement duly Authorized, Executed and Delivered. This Agreement has been duly and validly authorized, executed and delivered by Owner. This Agreement constitutes the legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms, except as limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Compliance with Laws. In the execution, delivery and performance of this Agreement, Owner shall at all times and at its sole expense be responsible for all applicable governmental laws, statutes, ordinances, rules, regulations, orders and other requirements.

(c) Consents and Approvals. Neither the execution and delivery by Owner of this Agreement, nor the performance by Owner of its obligations hereunder require the consent, approval or authorization of, the giving of notice to, or the filing, registration, qualification, licensure, permitting or taking of any other action with, any federal, state, or foreign government authority or agency that will not be obtained or done prior to commencement of any Testing hereunder.

(d) Intellectual Property. The Testing, Test Protocol and other facilities, equipment and materials and methods used in connection with the

Emissions Testing do not and shall not infringe or misappropriate any patents, copyrights, trademarks, trade secrets or other intellectual property rights, privacy or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, or is such a claim pending against Owner.

(e) Standards of Performance. All Emissions Testing and other work by Owner personnel and contractors pursuant to this Agreement shall be performed in a workmanlike manner and with professional diligence and skill, by individuals having sufficient professional knowledge and experience and all necessary licenses and qualifications to perform Emissions Testing in a competent and accurate manner in compliance with all applicable laws, regulations, ordinances or other legal requirements, consistent with generally accepted industry practices. All CT’s, facilities and other equipment used in the Emissions Testing shall be in proper working order at the commencement of Testing and the Emissions Testing shall comply and conform in all material respects with the Test Protocol.

SECTION 5:

Intellectual Property; Confidentiality

5.1     Confidential Information. In connection with this Agreement the Parties will make available in each other certain confidential information. As a condition to furnishing such information to each other, the Parties agree to treat all information concerning this Agreement (whether prepared by either Party, and irrespective of the form of communication) that has been or will be furnished in connection with the Agreement in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.

5.2     Supplier’s Confidential Information.

(a) Any and all information, data and test results furnished by Supplier to Owner, including the formulation, manufacturing methods and all other aspects of the Supplier’s Bioemulsion, including any enhancements made as a result of information gathered as a result of the Testing (the “Supplier’s Intellectual Property”) are and will remain the sole property of the Supplier. Owner will have no claim or rights whatsoever related to the Supplier’s Intellectual Property regardless of whether or not such Supplier’s Intellectual Property derived directly from the Testing, the Baseline Data or the Emissions Data. Owner shall not use such information for any purpose other than for the work to be performed under this Agreement and as otherwise approved or authorized hereunder. Specifically, but without limitation, Owner shall not attempt to reverse-engineer or derive the formulation or other trade secrets embodied in Supplier’s Bioemulsion or such information, or use any of same in furtherance or otherwise in connection with development of any product, process or service other than Supplier’s Bioemulsion. Upon termination of this Agreement, Owner shall return or, at Supplier’s instruction, destroy (providing written certification of return of all copies of materials or destruction, as applicable) and erase from its electronic systems and devices all such Supplier Intellectual Property, retaining only one or more copies as required under applicable law and/or for archival purposes.

(b) Owner acknowledges and agrees that: (i) it does not and shall not acquire any license or any other interest whatsoever in any of the Disclosure Materials or any other information provided by Supplier pursuant to Section 4.1(a) regarding the Bioemulsion or otherwise acquired by Owner as a result of this Agreement, (ii) such Disclosure Materials and other information are and shall remain the sole property of Supplier, (iii) such Disclosure materials include proprietary trade secrets and other intellectual property owned by Supplier, and (iv) Owner shall take all reasonable measures to preserve the confidentiality of same. Owner shall keep all of the Disclosure Materials and other information in a secure location with access provided only to Owner personnel that must have access to same. Neither Owner nor any of its affiliates shall contest, attack or otherwise challenge Supplier’s rights with respect to Supplier’s Bioemulsion or any of its Disclosure Materials provided to Owner by Supplier pursuant to this Agreement.

5.3     Owner’s Confidential Information. Any and all information, data and test results furnished by Owner to Supplier, including the Baseline Data, and the Testing Protocol (the “Owner’s Intellectual Property”) shall remain Owner’s exclusive property. The Supplier shall not use any such information, data or test results for any purpose other than for the work to be performed under this Agreement.

The Owner’s Intellectual Property, including any enhancements made as a result of information gathered as a result of the Testing, is and will remain the sole property of the Owner and other _______ as set forth herein, Supplier shall have no claim or rights whatsoever related to the Owner’s Intellectual Property. Upon termination of this Agreement, Supplier shall return or, at Owner’s instruction, destroy (providing written certification of return of all copies of materials or destruction, as applicable) and erase from its electronic systems and devices all such Owner’s Intellectual Property, retaining only one or more copies as required under applicable law and/or for archival purposes.

5.4     Use of Data. The Supplier shall have only limited rights to access and use the data gathered during the Emissions Testing, other data gathered during the Testing, and the Baseline Data. Supplier shall only use such data for its marketing purposes and in using such data shall not identify the Plant or Owner by name or other distinctive identifying characteristics. Supplier may generally describe the Plant and its general location in its marketing materials. Notwithstanding anything to the contrary contained herein, nothing in this Section 5 will be construed to limit the Owner’s use of the data gathered during the Emissions Testing, the Baseline Data, or any other data collected as part of the Testing for any purpose whatsoever.

5.5.     Communications. Except pursuant to the Securities and Exchange Commission (the “SEC”) disclosure requirements, or as otherwise required by applicable law or by an order of a court of competent jurisdiction the Parties shall cooperatively manage all communications to third parties regarding the Testing or this Agreement, as set forth below:

(a) General Announcement/Press Releases by one Party with No Mention by Name of the Other Party. Prior to a Party issuing any public announcements, public written communications and/or press releases to third parties regarding the Testing, this Agreement, or the scope, type of work or actual work contemplated or agreed upon in this Agreement, where the other Party is not explicitly mentioned or referenced, the issuing Party shall submit to the other Party for informational purposes and for comment, all draft press releases or other such public written communications and public announcements.

(b) General Announcement/Press Releases by One Party with Mention of the Other Party. A Party shall not issue any communications, announcements and/or press release to third parties regarding the Testing, this Agreement, or the scope, type of work or actual work contemplated or agreed upon in this Agreement, where the other Party is explicitly mentioned or referenced, unless the issuing Party shall have first submitted to the other Party, and receive written approval and authorization of, the draft press releases or other such communication or announcement. Such approval and authorization will not be unreasonably withheld, conditioned, or delayed.

(c) Discussions or Direct Communications with Regulatory/ Government Parties on Project. The Supplier shall not initiate or engage in any discussions regarding the Testing or the Agreement with any agents or representatives of any local, or state regulatory bodies or government agencies within the State of California without the prior, express, written consent of Owner, such consent to not be unreasonably withheld, conditioned, or delayed.

(d) General Announcements/Press Releases Regarding Similar Work as Project. Prior to a Party issuing any public announcements, public written communications and/or press releases to third parties regarding the general scope or general nature of the type of work as provided for in this Agreement, but which in no way mentions this Agreement or the Testing, the issuing Party agrees to promptly notify the other Party of such public announcements, public written communications and/or press releases, which would allow the other Party to prepare for any possible third party inquiries regarding such release of information by the issuing Party.

5.5     Duration of Obligations. The Parties confidentiality obligations hereunder shall survive for a period of two (2) years after the Effective Date.

SECTION 5:

Indemnities

6.1     By Supplier. To the fullest extent permitted by applicable law, the Supplier waives any right of contribution and agrees to indemnify, hold harmless, and defend Owner, its parents, affiliates, sister entities, officers, directors, employees, agents, representatives, subsidiaries, successors, and assigns (collectively, “Owner Indemnities”) from and against all claims, liability, damage, expenses, suits, demands or costs (including, without limitation, reasonable attorneys’ fees and court costs) for any losses, damages, injuries, or death to any persons including third parties, the Supplier’s employees or any subcontractor’s employees, or for damage or loss to any property, including the property of third parties, arising out of or in any manner related to, based upon, or in connection with (i) negligent or willful misconduct by Supplier and/or Supplier’s personnel in the performance of this Agreement, (ii) any activities of the Supplier and/or Supplier’s personnel or, the Plant premises, or in connection with any property of, Owner or its affiliates, (iii) failure of the Supplier and/or Supplier’s personnel to adhere to its obligations under this Agreement, (iv) any claim that the supply or use of Supplier’s Bioemulsion infringes, or is alleged to infringe any patents or inventions, copyrights, trade secrets, trademarks, or any other intellectual property or proprietary rights of any third party, or (v) any release or spill of Supplier’s Bioemulsion onto any property, including third party property, by Supplier except to the extent such release or spill is caused by a failure of the CT Connection Facilities or any other cause not attributable to conduct by the Supplier. The obligations of the Supplier under this Section 6.1 shall not extend to the liability of the Owner Indemnitees arising out of their own negligence or any claims or liability not attributable to wrongful or negligent conduct by the Supplier. The Supplier shall impose identical duties upon all subcontractors of the Supplier.

6.2     By Owner. Notwithstanding Section 6.1, Owner shall bear all liability for any damage to Owner’s CT as a result of burning Supplier’s Bioemulsion during the Testing or under this Agreement and Owner agrees that it will not hold the Supplier liable for any such damage, except to the extent caused by the Supplier’s breach or default under Section 4.1.

To the fullest extent permitted by applicable law, Owner waives any right of contribution and agrees to indemnify, hold harmless, and defend the Supplier, its parents, affiliates, sister entities, officers, directors, employees, agents, representatives, subsidiaries, successors, and assigns (collectively, “Supplier Indemnitees”) from and against all claims, liability, damage, expenses, suits, demands or costs (including, without limitation, reasonable attorneys’ fees and court costs) for any losses, damage, injuries, or death to any persons including but not limited to Owner’s employees or any subcontractor’s employees, or for damage or loss to any property, arising out of or in any manner related to, based upon, or in connection with any release or spill of Supplier’s Bioemulsion onto the property of Owner or elsewhere to the extent such release or spill is caused by a failure of the CT Connection Facilities or otherwise attributable to acts or omissions of Owner or any of its personnel or contractors. The obligations of Owner under this Section 6.2 shall not extend to the liability of the Supplier Indemnitees arising out of their own negligence or any claims or liability not attributable to wrongful or negligent conduct by the Owner.

SECTION 7:

Term; Termination

7.1     Term; Termination; Survival. If not terminated earlier, this Agreement shall expire December 31, 2007. This Agreement may be terminated (i) by mutual written consent of the Parties, (ii) by either Party for any reason, upon five (5) days’ written notice to the other Party provided that Owner shall comply with Section 3.1(d) or (iii) immediately, by either Party for the other Party’s breach of any of its representations, warranties or obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, the obligations of the Parties under Sections 3.2(b), 5, 6, 8.4 and 8.7 shall survive performance, expiration and/or termination of this Agreement.

SECTION 8:

Miscellaneous

8.1     Relationship of Parties; Future Commercial Relationship. The Parties shall not be deemed to be in a relationship of partners of joint venturers by virtue of this Agreement, nor shall any Party be an agent, representative, trustee or fiduciary of the other. No Party shall have any authority to bind the other.

8.2     Future Purchases. Upon successful completion of the Testing, Owner shall negotiate with Supplier regarding (i) an agreement for the purchase of Bioemulsion by the Owner from the Supplier on terms and conditions mutually acceptable by the Parties; and (ii) any future testing that may be desirable to further demonstrate the commercial and technical viability of the Bioemulsion. Owner shall be under no obligation to enter into any purchase agreement with Supplier. In the event that Owner elects to purchase Supplier’s Bioemulsion in a quantity equal to or greater than 20,000 barrels within 24 months of completion of the Testing, the Supplier agrees that the price applicable to such purchase shall be no less favorable to Owner than the price the Supplier charges for Supplier’s Bioemulsion to other commercial purchasers purchasing the same or reasonably similar quantities of Bioemulsion from Supplier on the same or reasonably similar terms.

8.3     Compliance with Law; Governing Law. The Parties shall be subject to all applicable laws, including rules, regulations, and orders of any regulatory body having jurisdiction, including those federal, state, county, and/or local bodies or agencies implementing various environmental and/or safety and health laws and regulations, whether now in force or adopted or enacted after the date of this Agreement. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

8.4.     Entire Agreement; Waiver of Consequential Damages. This Agreement represents the entire agreement between the Parties as to the subject matter contained in this Agreement and shall supersede any prior agreements between the Parties (whether written or oral). In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall one party be liable to the other for indirect, incidental, punitive, special, exemplary or consequential damages whatsoever, including lost or prospective profits. Except for injury to third parties or third party property damages as described in Section 6, in no event shall either Party’s total aggregate liability under this Agreement exceed the total out of pocket costs of the Emissions Testing.

8.5     Warranties. SUPPLIER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT, WITH RESPECT TO SUPPLIER’S BIOEMULSION OR ANYTHING ELSE PROVIDED BY SUPPLIER HEREUNDER. SUPPLIER DOES NOT REPRESENT OR WARRANT THAT THE SUPPLIER’S BIOEMULSION IS COMMERCIALLY VIABLE OR THAT THE SUPPLIER’S BIOEMULSION WILL BE AVAILABLE FOR PURCHASE OR USE PRESENTLY OR IN THE FUTURE.

8.5     Force Majeure. Neither Party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than the payment of money) by reason of any act of God, fire, natural disaster, accident, riot, terrorism, act of government, strike or labor dispute, shortage of materials or supplies, or any other cause beyond the reasonable control of such Party, and which cannot be reasonably circumvented by such Party, provided that the Party invoking force majeure (a) gives the other Party prompt notice of such cause, and (b) used its commercially reasonable best efforts to correct promptly such failure or delay in performance. In the event of a force majeure event which prevents performance permanently or for more than twelve (12) months in duration, either Party may terminate this Agreement without further obligation except with respect to those provisions that survive termination.

8.7     Notices. Whenever under the provisions of this Agreement, notice is required or permitted to be given, it shall be in writing and shall be deemed given either when delivered personally, or by courier, or three (3) days after mailing, postage prepaid by registered or certified mail, return receipt requested, addressed to the Party for whom it is intended with copies provided to the address set forth in the first paragraph of this Agreement or to such other addresses as a Party shall hereinafter designate in writing to another Party.

8.8     Amendment. No amendment, waiver, or modification (collectively, an “Amendment”) of this Agreement or any provision of this Agreement shall be valid unless in writing, stating with specifically the particular amendment or modification to be made, and duly executed by the Parties.

Upon mutual acceptance and execution of an Amendment, the terms of such Amendment shall be deemed incorporated into this Agreement. To the extent that an Amendment conflicts with the terms of this Agreement, the Amendment shall control.

8.9     No Waiver. Nothing contained in this Agreement shall cause the failure of either Party to insist upon strict compliance with any covenant, obligation, condition or agreement contained in this Agreement to operate as a waiver of, or estoppel with respect to, any such covenant, obligation, condition or agreement. Waiver by any Party of any breach of any provision of this Agreement shall not be considered as, nor constitute a continuing waiver or waiver, or cancellation of any provision of this Agreement.

8.10    Assignment. Neither Party may assign this Agreement and/or any rights and/or obligations hereunder, without the prior written consent of the other Party and any attempt to do so shall be void, provided, however, that either Party may, without such consent, upon written notice to the other Party assign this Agreement and/or any rights and/or obligations hereunder in connection with a merger, sale, transfer, conveyance, acquisition or other corporate reorganization or change in control or ownership relating to all or substantially all of such Party’s assets, operations or business relating to this Agreement. This Agreement is binding on the Parties and their respective successors and permitted assigns.

8.11     Counterparts. The Parties may execute and deliver this Agreement in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement. Each party acknowledges and agrees that this Agreement is intended to be executed and transmitted to the other party via electronic means. Accordingly, a party may execute and deliver this Agreement electronically (e.g., by digital signature and/or electronic reproduction of a handwritten signature), and the receiving party shall be entitled to rely upon the apparent integrity and authenticity of such signature for all purposes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Dynegy Oakland LLC	H2Diesel, Inc.

By: /s/ [illegible]	By: /s/ David A. Gillespie

Name: [illegible]	Name: David A. Gillespie

Title: Executive Vice President	Title: Chief Executive Officer
Commercial and Development
Date: May 1, 2007
Date: May 1, 2007

EXHIBIT A

H2Diesel Fuel Specification